UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2005

Icoria, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-30365	56-2047837
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

108 T.W. Alexander Drive, Research Triangle Park, North Carolina	27709
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 425-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Merger Agreement

On September 19, 2005, Icoria, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Clinical Data, Inc. (“Clinical Data”), a Delaware corporation, and Irides Acquisition Corp. (“Irides”), a wholly owned subsidiary of Clinical Data, whereby Clinical Data will acquire the Company in a stock-for-stock reverse triangular merger (the “Merger”) valued at approximately $12.5 million, based on Clinical Data’s stock price at the close of trading on September 16, 2005. In the Merger, Irides will be merged with and into the Company, with the Company continuing after the Merger as the surviving corporation and as a wholly owned subsidiary of Clinical Data. Under the Merger Agreement, should the price of Clinical Data shares change before the transaction closes, the aggregate purchase price could fluctuate, but in no case will it go below $10 million or exceed $12.5 million.

Based on Clinical Data’s stock price at the close of trading on September 16, 2005, at the effective time of the Merger, each outstanding share of the Company’s common stock, $.01 par value per share, will be converted into the right to receive 0.01391 of a share of Clinical Data’s common stock, $.01 par value per share. All outstanding options under the Company’s stock plans, all outstanding warrants for Company common stock and the Company’s outstanding convertible note and debt will be assumed by Clinical Data.

Both the Company’s board of directors and the board of Clinical Data approved the Merger and granted the authority to execute the Merger Agreement. Before the Merger can close, however, the stockholders of the Company will need to vote to approve the Merger and the stockholders will be entitled to statutory appraisal rights under the Delaware General Corporation Law. The Merger Agreement provides that if holders of more than 5% of the Company’s common stock exercise and perfect such appraisal rights, Clinical Data may terminate the Merger Agreement. The officer and director stockholders of the Company have entered into stockholder agreements (the “Company Stockholder Agreements”) and have already affirmatively waived such appraisal rights.

Needham & Company, LLC served as financial advisor to Icoria’s board of directors and has delivered its opinion that the consideration to be received by Icoria’s common stockholders is fair from a financial point of view.

During the period of time between the signing of the Merger Agreement and the effectiveness of the Merger, the Company has obligated itself generally to conduct its business only in the ordinary course and in substantially the same manner as previously conducted. As more fully described in the Merger Agreement, the Company has also agreed to not take certain actions with respect to its capital stock, certain expenditures, incurrence of debt, sale, lease, exchange or license of certain assets, a well as other matters. The Company is also prohibited, subject to certain exceptions, from soliciting and negotiating additional offers from third parties to purchase or merge with the Company.

In the Merger Agreement, Clinical Data and the Company, as the surviving corporation, have each agreed to indemnify the former directors or officers of the Company for all liabilities and costs arising out of any claims or suits pertaining to the fact that such person is or was an officer or director of the Company, including those claims based on matters existing at or prior to the effective time of the Merger. Both Clinical Data and the Company are obligated to advance expenses related to defending such claims.

Pursuant to the Merger Agreement, the Company has agreed to pay Clinical Data a (i) termination fee of $625,000 under certain circumstances, including upon a termination of the Merger Agreement in favor of a Superior Proposal (as defined in the Merger Agreement) and (ii) an expense reimbursement fee of $312,500 under certain other circumstances, including upon a termination of the Merger Agreement as a result of the Appraisal Rights Condition (as defined in the Merger Agreement). In addition, Clinical Data has agreed to pay the Company a termination fee of $625,000 under certain circumstances and an expense reimbursement fee of $312,500 under certain other circumstances.

Clinical Data, with the cooperation of the Company, will prepare and file with the Securities and Exchange Commission a proxy statement/prospectus and registration statement on Form S-4. The Company will hold a special meeting of its stockholders for purposes of approving the transactions contemplated by the Merger Agreement.

The above description of the material terms of the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 2.1 and is incorporated herein by reference. The Merger Agreement has been included to provide information regarding its terms. It is not intended to provide any other factual information about the Company. An additional discussion of the Merger Agreement is provided in the joint press release of the Company and Clinical Data dated September 20, 2005, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1.

Stockholder Agreements

In connection with the execution of the Merger Agreement, the officer and director stockholders of the Company who own an aggregate of approximately 7.3% of the outstanding Company common stock, entered into the Company Stockholder Agreements with Clinical Data. Pursuant to the Company Stockholder Agreements, such stockholders have agreed to vote their shares of Company common stock (a) in favor of approving the Merger Agreement, the Merger and each of the other transactions and other matters specifically contemplated by the Merger Agreement, (b) in favor of any proposal to adjourn any such meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of such meeting to approve the Merger Agreement, the Merger and each of the other transactions and other matters specifically contemplated by the Merger Agreement, (c) against any action or agreement submitted for approval of the stockholders of the Company that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of such stockholder under the Company Stockholder Agreements and (d) except as otherwise agreed in writing by Clinical Data, against any action, agreement, transaction or proposal submitted for approval of the stockholders of the Company that would reasonably be expected to result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled or that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay or adversely affect the transactions contemplated by the Merger Agreement. In addition, each such stockholder granted Clinical Data an irrevocable proxy to vote all of the shares of capital stock of the Company that such stockholder owns in a manner consistent with the voting covenants described above. If the Merger is terminated, the Company Stockholder Agreements will similarly terminate.

The above description of the material terms of the Form of Stockholder Agreement is qualified in its entirety by reference to the Form of Stockholder Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.2 and is incorporated herein by reference. The Merger Agreement has been included to provide information regarding its terms. It is not intended to provide any other factual information about the Company.

Amendment to Loan and Security Agreement

On September 13, 2005, the Company entered into a Second Amendment to Loan and Security Agreement (the “Amendment”) to the Loan and Security Agreement dated July 10, 2003, as previously amended, between the Company and Silicon Valley Bank.

The Amendment updates the financial covenants that the Company must comply with by reducing the Liquidity Coverage of the Unrestricted Cash by the aggregate Silicon Valley Bank Obligations of the Company to a ratio of 1.5 to 1.0; and changing the Company’s obligation to cure defaults by pledging to the bank a certificate of deposit in an amount equal to not less than one hundred percent of the outstanding obligations, including without limitation, the face amount of outstanding but unfunded letters of credit. Upon the bank’s receipt of the certificate of deposit and such other documents as the bank may require to perfect its first lien on the certificate of deposit and provided no other event of default has occurred, the bank will waive the event of default. The Amendment also updates and replaces the existing compliance certificate. The capitalized terms shall have the meaning set forth in the Amendment.

The above description of the material terms of the Amendment to Silicon Valley Bank Loan and Security Agreement, dated September 13, 2005, is qualified in its entirety by reference to the Amendment to Silicon Valley Bank Loan and Security Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.3 and is incorporated herein by reference.

Retention Plan

On July 28, 2005, the Company entered into the 2005-2006 Retention Plan (the “Plan”). The Plan was established to retain and motivate key employees based on corporate performance and extension of cash runway. Under the Plan there are four performance categories: 1) Strategic Alliance which results in Financing, 2) Financing alone, 3) Strategic Alliance alone, or 4) M&A. Individual earned payments will be a function of base pay to relative value (units) under each scenario. Out of those four performance categories the payouts will be within the following parameters: the pool cannot exceed $1.2 million, in the case of an M&A transaction, the net transaction must be at least $6 million, and in the case of Strategic Alliance/Financing or Financing alone, a minimum of 9 months of the Company’s cash burn be exceeded to trigger a payout from a beginning of May, 2006. The capitalized terms will have the meaning set forth in the Summary of the Plan.

The above description of the material terms of the Plan, dated as of July 28, 2005, is qualified in its entirety by reference to the Summary of the Plan, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.4 and is incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits:

2.1	Agreement and Plan of Merger by and among Clinical Data, Inc., Irides Acquisition Corp. and Icoria, Inc., dated September 19, 2005.

99.1	Joint press release of the Company and Clinical Data dated September 20, 2005, describing the Agreement and Plan of Merger.

99.2	Form of Stockholders Agreement by and among Clinical Data, Inc., Icoria, Inc., and the Officers and Directors of Icoria, dated September 19, 2005.

99.3	Amendment to Silicon Valley Bank Loan and Security Agreement, dated September 13, 2005.

99.4	Summary of Icoria 2005-2006 Retention Plan, dated as of July 28, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICORIA, INC. (Registrant)

Dated: September 20, 2005	By:	/s/ Douglas R. Morton, Jr.
Douglas R. Morton, Jr., Ph.D. Interim Chief Executive Officer